UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	March 1, 2022

Wireless Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-11916	22-2582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road
Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 386-9696

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	WTT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On March 1, 2022, in connection with the Sale Transaction (as defined below), Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), repaid in full all indebtedness, liabilities and other obligations under, and terminated, (i) that certain Credit Agreement dated February 7, 2020, among the Company, its subsidiaries and Muzinich BDC, Inc., as amended on May 4, 2020, February 25, 2021, May 27, 2021 and September 28, 2021 (the “Muzinich Credit Agreement”), and (ii) that certain Loan and Security Agreement dated as of February 16, 2017 among the Company, its subsidiaries and Bank of America, as amended on June 30, 2017, January 23, 2019, February 27, 2019, November 8, 2019, February 7, 2020, May 1, 2020, February 25, 2021 and September 28, 2021 (the “Bank of America Credit Agreement”). The Company incurred a prepayment fee of 1% of the outstanding term loan balance of the Muzinich Credit Agreement or $42,000 as a result of the termination.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 1, 2022, the Company and its wholly owned subsidiary Microlab/FXR LLC, a New Jersey limited liability company (“Microlab”), completed the transaction (the “Sale Transaction”) pursuant to the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated December 16, 2021, with RF Industries, Ltd., a Nevada corporation (“RF Industries” or the “Buyer”). Pursuant to the Purchase Agreement, the Buyer acquired 100% of the issued and outstanding membership interests of Microlab from the Company. The consideration for the Sale Transaction was $24.1 million, subject to certain post-closing adjustments as set forth in the Purchase Agreement. The Company used $4.2 million of the Sale Transaction proceeds to repay its term loan related to the Muzinich Credit Facility and approximately $700,000 to repay its outstanding revolver balance related to the Bank of America Credit Agreement, and currently anticipates that the remainder will be used to fund future business activities, including the Company’s test and measurement and radio, baseband and software product groups, and for general working capital purposes. Any future decision for the use of those funds will be made by the Company’s Board.

The Company’s entry into and the terms of the Purchase Agreement were previously reported in Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 17, 2021 and December 20, 2021.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On February 25, 2022, the Company held a special meeting of shareholders.

A quorum was present at the special meeting.

The purpose of the special meeting was for our shareholders to consider and vote upon the following matters:

1.	Proposal 1 - to approve the Membership Interest Purchase Agreement, dated as of December 16, 2021, as it may be amended from time to time, by and among the Company, Microlab, and RF Industries, pursuant to which the Company will sell all of the issued and outstanding membership interests of Microlab to RF Industries; and

2.	Proposal 2 – a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the membership interest purchase agreement.

The shareholders approved Proposal 1 and Proposal 2 and the final voting results for each proposal were as follows:

Proposal 1:

For	Against	Abstain	Broker non-Vote

12,409,321	2,442,673	176,635	0

Proposal 2:

For	Against	Abstain	Broker non-Vote

13,956,674	812,361	259,594	0

Item 8.01.	Other Events.

On March 1, 2022, the Company issued a press release announcing the completion of the Sale Transaction.

Item 9.01.	Financial Statements and Exhibits.

(b)	Pro forma financial information

The unaudited pro forma consolidated financial information of the Company, giving effect to the Sale Transaction, as of September 30, 2021 and for the nine months then ended, and for the year ended September 30, 2020, is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Wireless Telecom Group, Inc., dated March 1, 2022

99.2	Unaudited Consolidated Pro Forma Financial Information of Wireless Telecom Group Inc. as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: March 1, 2022	By:	/s/ Michael Kandell
Michael Kandell
Chief Financial Officer